UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549


                                    FORM 12B-25


                         Notification of Late Filing

        [X] Form 10-K and Form 10-KSB  [  ] Form 20-F  [  ] Form 11-K
                [  ] Form 10-Q and Form 10-QSB [  ] Form N-SAR


  For Period Ended:  December 31, 1996     Commission File Number:     0-25760


                                    PART I

                        GENERAL ACCEPTANCE CORPORATION
            (Exact name of Registrant as specified in its charter)



                                                        Indiana     35-1739977
            (State or other jurisdiction     (IRS Employer Identification No.)
                                             of incorporation or organization)


1025  Acuff  Road
Bloomington,  IN          47404
                       (Address of Principal Executive Offices)     (Zip Code)


                Issuer's telephone number:     (812) 337-6000

      Securities registered pursuant to Section 12(b) of the Act:  None

  Securities registered under Section 12(g) of the Act:  Common Stock, no par value


                                   PART II

Form 10-K cannot be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25 as follows:

[X] (a) For reasons described in Part III, Form 10-K for the fiscal year ended December 31, 1996 cannot be timely filed without unreasonable effort or expense, therefore, we are requesting a fifteen (15) day extension of time to file such form.

[X]      (b)   Form 10-K will be filed on or before the 15th day following its current  due  date  of  March  31,  1996.

[    ]        (c)   The accounting statement or other exhibit required by Rule
12b-25(c)  has  been  attached  if  applicable.


                                   PART III

     The Company has been involved in significant negotiations with its primary lender and a potential third party investor. Because of the significant amount of time devoted to these negotiations by the Company's Chief Financial Officer and other executive officers, the Company has not had time to complete the Form 10-K for the fiscal year ended December 31, 1996. The Form 10-K will be finished promptly and will be filed on or before the 15th day after its due date.


                                   PART IV

(1)          Name  and telephone number of person to contact in regard to this
modification:    Martin  C.  Bozarth, Chief Financial Officer, (812) 337-6023.

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                          [X]  Yes          [  ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                          [X]  Yes          [  ] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reason why a reasonable estimate of the results cannot be made.

     The Company anticipates reporting a loss of $(1.45) per share for the fiscal year ended December 31, 1996, compared to income of $0.13 per share for the fiscal year ended December 31, 1995. The loss is due to (i) an increase in the provision for credit losses due to charge-offs in 1996 which were higher than anticipated, (ii) higher operating expenses associated with the Company's efforts to strengthen its management team and further develop its infrastructure and (iii) the establishment of a $4.7 million valuation reserve for deferred taxes..

     The Company anticipates that total net revenues will increase from $25.6 million in 1995 to $31.0 million in 1996, an increase of $5.4 million, or 21.1%. The increase is primarily due to higher interest and discount income associated with a higher average level of contracts receivable in 1996 as compared to 1995, as well as to higher gross profit on the sale of purchased and trade automobiles at the Company dealerships in 1996 as compared to 1995. The Company also anticipates that total expenses will increase from $24.3 million in 1995 to $37.8 million in 1996. The increase is primarily due to an increase in the provision for credit losses due to charge-offs in 1996 which were higher than anticipated, as well as to higher operating expenses associated with the Company's efforts to strengthen its management team and further develop its infrastructure.

     General Acceptance Corporation has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



Date:           March 31, 1997               By:        /S/  Martin C. Bozarth
                                   Martin  C.  Bozarth
                                   Chief  Financial  Officer